EXHIBIT 10.1

RALPH LAUREN CORPORATION

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the
“Agreement”) is made effective as of the 14th day of February, 2021 (the “Effective Date”), by and between Ralph Lauren Corporation, a Delaware corporation (the “Corporation”), and Halide Alagoz (the “Executive”).

WHEREAS, the Executive has been employed with the Corporation pursuant to an Amended and Restated Employment Agreement dated July 8, 2018 (the “2018 Employment Agreement”); and

WHEREAS, the Corporation and Executive wish to amend and restate such 2018 Employment Agreement effective as of the date hereof;

NOW THEREFORE, in consideration of the mutual covenants and premises contained herein, the parties hereby agree as follows:

ARTICLE I
EMPLOYMENT

1.1 Employment Term. The Corporation hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Corporation, on the terms and conditions set forth herein and in accordance with the terms of the attached Term Sheet attached hereto as Exhibit 1 (the “Term Sheet”). The Executive’s employment with the Corporation is for no specified period of time and constitutes “at will” employment. As such, either the Executive or the Corporation may terminate this Agreement and Executive’s employment relationship with the Corporation at any time for any reason, with or without Cause, as defined below, if by the Corporation, or with or without Good Reason, as defined below, if by the Executive, provided that if the termination of employment is initiated by Executive, Executive shall provide the Corporation with ninety (90) days advance written notice (the “Notice Period”). The Notice Period may be waived in whole or in part by the Corporation in its sole and complete discretion. The Executive’s period of employment under this Agreement is referred to herein as the “Term.”

1.2 Position and Duties. During the Term, the Executive shall faithfully, and in conformity with the directions of the Board of Directors of the Corporation and any Committee thereof (the “Board”) or the management of the Corporation (“Management”), perform the duties of her employment, and shall devote to the performance of such duties her full time and attention. During the Term, the Executive shall serve in such position as the Board or Management may from time to time direct. During the Term, the Executive may engage in outside activities, provided those activities do not conflict with the duties and responsibilities enumerated hereunder, and provided, further, that the Executive receives written approval in advance from Management for any outside business activity that may require significant expenditure of the Executive’s time in which the Executive plans to become involved, whether or not such activity is pursued for profit. The Executive shall be excused from performing any services hereunder during periods of temporary incapacity and during vacations or authorized leaves of absence in accordance with the Corporation’s disability, vacation and other related policies.

1.3 Place of Performance. The Executive shall be employed at the principal offices of the Corporation, located in New York, New York and in Nutley, New Jersey, except for required travel on the Corporation’s business.
1.4 Compensation and Related Matters.

(a)Base Compensation. In consideration of her services during the Term, the Corporation shall pay the Executive cash compensation at an annual rate of not less than eight hundred and fifty thousand dollars ($850,000) (“Base Compensation”), less applicable withholdings. Executive’s Base Compensation shall be subject to such increases as may be approved by the Board or Management. The Base Compensation shall be payable as current salary, in installments not less frequently than monthly, and at the same rate for any fraction of a month unexpired at the end of the Term.
(b)Bonus. During the Term, the Executive shall have the opportunity to earn an annual bonus in accordance with any annual bonus program the Corporation maintains that would be applicable to the Executive and in accordance with the Term Sheet.
(c)Stock Awards. During the Term, the Executive shall be eligible to participate in the Ralph Lauren Corporation 2010 Long-Term Stock Incentive Plan or the 2019 Long-Term Stock Incentive Plan, as applicable, or any successor thereto (the “Incentive Plan”). All equity award grants to the Executive, if any, including but not limited to the grants set forth in the Term Sheet, are governed by the terms of the Incentive Plan and are subject, in all cases, to approval by the Compensation & Organizational Development Committee of the Board of Directors in its sole discretion. The terms and conditions of the One Time Stock Award referenced in the 2018 Employment Agreement remain in full force and effect.
(d)Car Allowance. During the Term, the Corporation shall pay the Executive a transportation allowance in the amount of one thousand five hundred dollars ($1,500) per month, payable consistent with the Corporation's normal payroll practices.
(e)Expenses. During the Term, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in performing services hereunder, including all reasonable expenses of travel and living while away from home, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Corporation.
(f)Vacations. During the Term, the Executive shall be entitled to the number of vacation days in each fiscal year, and to compensation in respect of earned but unused vacation days, determined in accordance with the Corporation’s vacation program, provided that Executive shall be eligible for no less than four weeks of vacation annually in accordance with the Corporation’s vacation program. The Executive shall also be entitled to all paid holidays given by the Corporation to its employees.

(g)Other Benefits. The Executive shall be entitled to participate in all of the Corporation’s employee benefit plans and programs in effect during the Term as would by their terms be applicable to the Executive, including, without limitation, any life insurance plan, medical insurance plan, dental care plan, accidental death and disability plan, and sick/personal leave program. The Corporation shall not make any changes in such plans or programs that would adversely affect the Executive’s benefits thereunder, unless such change occurs pursuant to a plan or program applicable to other similarly situated employees of the Corporation and does not result in a proportionately greater reduction in the rights or benefits of the Executive as compared with other similarly situated employees of the Corporation. Except as otherwise specifically provided herein, nothing paid to the Executive under any plan or program presently in effect or made available in the future shall be in lieu of the Base Compensation or any bonus payable under Sections 1.4(a) and 1.4(b) hereof.
ARTICLE II
TERMINATION OF EMPLOYMENT

2.1 Termination of Employment. The Executive’s employment may terminate prior to the expiration of the Term under the following circumstances:

(a)Without Cause. The Executive’s employment shall terminate upon the Corporation notifying the Executive that her services will no longer be required.
(b)Death. The Executive’s employment shall terminate upon the Executive’s death.
(c)Disability. If, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent and unable to perform the duties hereunder on a full-time basis for an entire period of six consecutive months, the Executive’s employment may be terminated by the Corporation following such six-month period.
(d)Cause. The Corporation may terminate the Executive’s employment for Cause. For purposes hereof, “Cause” shall mean:
(i)failure by the Executive to perform the duties of the Executive hereunder (other than due to disability as defined in 2.1(c)), provided that the conduct described in this Section 2.1(d)(i) shall not constitute Cause unless and until such failure by Executive to perform her duties hereunder has not been cured to the satisfaction of the Corporation, in its sole discretion, within thirty (30) days after notice of such failure has been given by the Corporation to Executive; or
(ii)an act of fraud, embezzlement, theft, breach of fiduciary duty, dishonesty, or any other misconduct or any violation of law (other than a traffic violation) committed by the Executive; or
(iii) any action by the Executive causing damage to or misappropriation of Corporation assets; or

(iv) the Executive’s wrongful disclosure of confidential information of the Corporation or any of its affiliates; or
(v)the Executive’s breach of Section 5.7 herein or the Executive’s engagement in any competitive activity which would constitute a breach of this Agreement and/or of the Executive’s duty of loyalty; or
(vi) the Executive’s breach of any employment policy of the Corporation, including, but not limited to, conduct relating to falsification of business records, violation of the Corporation’s code of business conduct & ethics, harassment, creation of a hostile work environment, excessive absenteeism, insubordination, violation of the Corporation’s policy on drug & alcohol use, or violent acts or threats of violence; or
(vii)performance by the Executive of her employment duties in a manner deemed by the Corporation, in good faith, to be grossly negligent; or
(viii)the commission of any act by the Executive, whether or not performed in the workplace, which subjects or, if publicly known, would be likely to subject the Corporation to public ridicule or embarrassment, or would likely be detrimental or damaging to the Corporation’s reputation, goodwill, or relationships with its customers, suppliers, vendors, licensees or employees.

(e)Voluntary Termination. The Executive may voluntarily terminate the Executive’s employment with the Corporation at any time, with or without Good Reason. For purposes of this Agreement, “Good Reason” shall mean a termination of employment by the Executive within sixty (60) days following the occurrence of (A) a material diminution in, or material adverse alteration to, Executive’s title, base salary, or position, provided that a change in reporting relationship, or the removal of particular business units or functions from Executive’s purview, responsibility or management shall not constitute a material diminution in or material adverse alteration to the Executive’s “position” for this purpose, (B) the relocation of the Executive’s principal office outside the area which comprises a fifty (50) mile radius from New York City, or (C) a failure of the Corporation to comply with any material provision of this Agreement provided that the events described in clauses (A), (B), and (C) above shall not constitute Good Reason (1) until the Executive provides written notice to the Corporation of the existence of such material diminution, material alteration, relocation or failure, as the case may be, within thirty (30) days of its occurrence (or, if later, within thirty (30) days of the earlier of the date that the Executive first becomes aware or should have become aware of its occurrence) and (2) unless such material diminution, material alteration, relocation or failure, as the case may be, has not been cured within thirty (30) days after written notice of such noncompliance has been given by the Executive to the Corporation.

2.2 Date of Termination. The date of termination shall be:

(a)if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death;

(b)if the Executive’s employment is terminated by reason of Executive’s disability pursuant to Section 2.1(c) or by the Corporation pursuant to Sections 2.1(a) or 2.1(d), the date specified by the Corporation; and
(c)if the Executive’s employment is terminated by the Executive, the day after the last day of the Notice Period, or, if the Notice Period is waived in whole or in part by the Corporation, the date specified by the Corporation.

2.3 Effect of Termination of Employment.

(a)If the Executive’s employment is terminated by the Corporation pursuant to Section 2.1(a), or if the Executive resigns for Good Reason pursuant to Section 2.1(e), the Executive shall only be entitled to the following:
(i)Severance. Subject to Section 2.3(a)(v) and Section 4.1(a) hereof, the Corporation shall: (a) beginning with the first payroll period following the 30th day following the date of termination of Executive’s employment, continue to pay the Executive, in accordance with the Corporation’s normal payroll practice, his Base Compensation, as in effect immediately prior to such termination of employment, for the one-year period commencing on the date of such termination (the “Severance Period”), provided that the initial payment shall include Base Compensation amounts for all payroll periods from the date of termination through the date of such initial payment; (b) pay to the Executive, when bonuses for the year of termination would otherwise be paid, a Pro-Rata Actual Annual Incentive Bonus (as defined below); and (c) pay to the Executive, on the last business day of the Severance Period, an amount equal to one hundred percent (100%) of Executive’s Base Compensation, as in effect immediately prior to such termination of employment. For purposes of this Agreement, the term “Pro Rata Actual Annual Incentive Bonus” means the annual bonus based on actual results for the fiscal year in which the Executive’s termination occurs, multiplied by a fraction, the numerator of which is the number of days from the first day of the fiscal year in which such termination occurs until the date of termination and the denominator of which is 365. Notwithstanding the foregoing, in order to receive any severance benefits under this Section 2.3(a)(i), the Executive must sign and not timely revoke a release and waiver of claims against the Corporation, its successors, affiliates, and assigns, in a form acceptable to the Corporation on or prior to the 30th day following the date of termination of Executive’s employment.
(ii)Stock Awards. The Executive’s rights with respect to any equity award grants provided to the Executive by the Corporation shall be governed by the provisions of the Corporation’s Incentive Plan and the respective award agreements, if any, under which such awards were granted, except as provided in Section 4.1(a).
(iii)Welfare Plan Coverages. The Executive shall continue to participate during the Severance Period in any group medical or dental insurance plan she participated in prior to the date of her termination, under substantially similar terms and conditions as an active employee; provided that participation in such group medical or dental insurance plan shall only continue for as long as permitted under COBRA and further, shall correspondingly cease at such time as the Executive (a) becomes eligible for a future employer’s medical and/or dental insurance coverage (or would become eligible if the Executive did notwaive coverage) or (b)

violates any of the provisions of Article III as determined by the Corporation in its sole discretion. Notwithstanding the foregoing, the Executive may not continue to participate in such plans on a pre-tax or tax-favored basis.
(iv)Retirement Plans. Without limiting the generality of the foregoing, it is specifically provided that the Executive shall not accrue additional benefits under any pension plan of the Corporation (whether or not qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended) during the Severance Period.
(v)Section 409A. Notwithstanding any provision in this Agreement to the contrary, no amounts shall be payable pursuant to Section 2.3(a) or Section 4.1(a) unless the Executive’s termination of employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations. If the Executive is determined to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Internal Revenue Code, as amended, and the rules and regulations issued thereunder (the “Code”), then no payment that is payable under Sections 2.3(a)(i) or 4.1(a) hereof (the “Severance Payment”) on account of Executive’s “separation from service” shall be made before the date that is at least six months after the Executive’s “separation from service” (or if earlier, the date of the Executive’s death), but rather all such payments shall be made on the date that is five business days after the expiration of that six month period, if and to the extent that the Severance Payment constitutes deferred compensation (or may be nonqualified deferred compensation) under Section 409A of the Code and such deferral is required to comply with the requirements of Section 409A of the Code. For the avoidance of doubt, no portion of the Severance Payment shall be delayed for six months after the Executive’s “separation from service” if such portion (x) constitutes a “short term deferral” within the meaning of Section 1.409A-1(a)(4) of the Department of Treasury Regulations, or (y) (A) it is being paid due to the Corporation’s termination of the Executive’s employment without Cause or the Executive’s termination of employment for Good Reason; (B) it does not exceed two times the lesser of (1) the Executive’s annualized compensation from the Corporation for the calendar year prior to the calendar year in which the termination of the Executive’s employment occurs, or (2) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Executive’s employment terminates; and (C) the payment is required under this Agreement to be paid no later than the last day of the second calendar year following the calendar year in which the Executive incurs a “separation from service.” For purposes of Section 409A of the Code, the Executive’s right to receive installment payments pursuant to Section 2.3(a) shall be treated as a right to receive a series of separate and distinct payments. To the extent that any reimbursement of any expense under Section 1.4(e) or in-kind benefits provided under this Agreement are deemed to constitute taxable compensation to the Executive, such amounts will be reimbursed or provided no later than December 31 of the year following the year in which the expense was incurred. The amount of any such expenses reimbursed or in-kind benefits provided in one year shall not affect the expenses or in-kind benefits eligible for reimbursement or payment in any subsequent year, and the Executive’s right to such reimbursement or payment of any such expenses will not be subject to liquidation or exchange for any other benefit. The determination of whether the Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of the Executive’s separation from service shall be made by the Corporation in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treasury Regulation Section 1.409A-1(i) and any successor provision thereto).

(b)If the Executive’s employment is terminated by reason of the Executive’s death or disability, pursuant to Sections 2.1(b) or 2.1(c), the Executive (or the Executive’s designee or estate) shall only be entitled to whatever welfare plans benefits are available to the Executive pursuant to the welfare plans the Executive participated in prior to such termination, and whatever stock awards may have been provided to the Executive by the Corporation the terms of which shall be governed by the provisions of the Corporation’s Incentive Plan and the respective award agreements, if any, under which such stock awards were provided.
(c)If the Executive’s employment is terminated by the Corporation for Cause or by the Executive without Good Reason (as defined in Section 2.1(e)), the Executive shall receive only that portion of the Executive’s then current Base Compensation payable through the Executive’s termination date. The Executive’s rights with respect to any stock awards provided to the Executive by the Corporation shall be governed by the provisions of the Corporation’s Incentive Plan and the respective award agreements, if any, under which such stock awards were provided.

ARTICLE III
COVENANTS OF THE EXECUTIVE
3.1 Non-Compete.

(a)The Corporation and the Executive acknowledge that: (i) the Corporation has a special interest in and derives significant benefit from the unique skills and experience of the Executive; (ii) the Executive will use and have access to proprietary and valuable Confidential Information (as defined in Section 3.2 hereof) during the course of the Executive’s employment; and (iii) the agreements and covenants contained herein are essential to protect the business and goodwill of the Corporation or any of its subsidiaries, affiliates or licensees. Accordingly, except as otherwise provided in this Agreement, the Executive covenants and agrees that during the Term, and for the twelve (12) month period following the last day of the Term, the Executive shall not provide any labor, work, services or assistance (whether as an officer, director, employee, partner, agent, owner, independent contractor, consultant, stockholder or otherwise) to a “Competing Business” in which the Executive has any of the same or similar responsibilities as Executive’s responsibilities at the Corporation at any time during Executive’s employment with the Corporation, if during the Term, or within the twenty-four (24) month period immediately preceding termination of employment. For purposes hereof, “Competing Business” shall mean any company or business engaged in the designing, marketing or distribution of “Relevant Products,” including any of such company’s subsidiaries or licensees, and shall include, without limitation, those brands and companies that the Corporation has designated in writing on the date hereof, and incorporated herein by reference and attached as Schedule A, it being understood that the Corporation may in its sole and absolute discretion modify Schedule A from time to time. For purposes hereof, “Relevant Products” shall mean products marketed and sold by the Corporation, or any of its subsidiaries or licensees, in any quantity that is not de minimus.

(b)The non-compete provisions of this Section shall no longer be applicable to Executive if she has been notified pursuant to Section 2.1(a) hereof that her services will no longer be required during the Term or if the Executive has terminated her employment for Good Reason pursuant to Section 2.1(e).
(c)It is acknowledged by the Executive that the Corporation has determined to relieve the Executive from any obligation of non-competition after the Term if the Corporation terminates the Executive’s employment under Section 2.1(a) or if the Executive has terminated her employment for Good Reason pursuant to Section 2.1(e). In consideration of that, and in consideration of all of the compensation provisions in this Agreement (including the potential for the award of equity grants that may be made to the Executive), Executive agrees to the provisions of Section 3.1 and also agrees that the non-competition obligations imposed herein are fair and reasonable under all the circumstances.

3.2 Confidential Information.
(a)The Corporation owns and has developed and compiled, and will own, develop and compile, certain proprietary techniques and confidential information as described below which have great value to its business (referred to in this Agreement, collectively, as “Confidential Information”). Confidential Information includes not only information disclosed by the Corporation and/or its affiliates, subsidiaries and licensees to Executive, but also information developed or learned by Executive during the course of, or as a result of, employment hereunder, which information Executive acknowledges is and shall be the sole and exclusive property of the Corporation. Confidential Information includes all proprietary information that has or could have commercial value or other utility in the business in which the Corporation is engaged or contemplates engaging, and all proprietary information the unauthorized disclosure of which could be detrimental to the interests of the Corporation. Whether or not such information is specifically labeled as Confidential Information by the Corporation is not determinative. By way of example and without limitation, Confidential Information includes any and all information developed, obtained or owned by the Corporation and/or its subsidiaries, affiliates or licensees concerning trade secrets, techniques, know-how (including designs, plans, procedures, processes and research records), software, computer programs, innovations, discoveries, improvements, research, development, test results, reports, specifications, data, formats, marketing data and plans, business plans, strategies, forecasts, unpublished financial information, orders, agreements and other forms of documents, price and cost information, merchandising opportunities, expansion plans, designs, store plans, budgets, projections, customer, supplier and subcontractor identities, characteristics and agreements, and salary, staffing and employment information. Notwithstanding the foregoing, Confidential Information shall not in any event include (A) Executive’s personal knowledge and know-how relating to merchandising and business techniques which Executive has developed over her career in the apparel business and of which Executive was aware prior to her employment, or (B) information which (i) was generally known or generally available to the public prior to its disclosure to Executive; (ii) becomes generally known or generally available to the public subsequent to disclosure to Executive through no wrongful act of any person or (iii) which Executive is required to disclose by applicable law or regulation (provided that Executive provides the Corporation with prior notice of the contemplated disclosure and reasonably cooperates with the Corporation at the Corporation’s expense in seeking a protective order or other appropriate protection of such information).
(b)Executive acknowledges and agrees that in the performance of her duties hereunder the Corporation will from time to time disclose to Executive and entrust Executive with Confidential Information. Executive also acknowledges and agrees that the unauthorized disclosure of Confidential Information, among other things, may be prejudicial to the Corporation’s interests, and an improper disclosure of trade secrets. Executive agrees that she shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any corporation, partnership, individual or other third party, other than in the course of her assigned duties and for the benefit of the Corporation, any Confidential Information, either during her Term of employment or thereafter.
(c)The Executive agrees that upon leaving the Corporation’s employ, the Executive shall not take with the Executive any software, computer programs, disks, tapes, research, development, strategies, designs, reports, study, memoranda, books, papers, plans, information, letters, e-mails, or other documents or data reflecting any Confidential Information of the Corporation, its subsidiaries, affiliates or licensees.
(d)During the Term, Executive shall disclose to the Corporation all designs, inventions and business strategies or plans developed for the Corporation, including without limitation any process, operation, product or improvement. Executive agrees that all of the foregoing are and shall be the sole and exclusive property of the Corporation and that Executive shall at the Corporation’s request and cost do whatever is necessary to secure the rights thereto, by patent, copyright or otherwise, to the Corporation.
(e)Nothing in this Agreement shall be construed to prohibit Executive from reporting possible violations of law or regulation to any governmental agency or regulatory body or making other disclosures that are protected under any law or regulation, or from filing a charge with or participating in any investigation or proceeding conducted by any governmental agency or regulatory body.
(f)Notwithstanding any other provision of this Agreement: (i) the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that: (A) is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to any attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document that is filed under seal in a lawsuit, arbitration or other proceeding; (ii) if the Executive files a lawsuit or arbitral action for retaliation by the Corporation for reporting a suspected violation of law, the Executive may disclose the Corporation’s trade secrets to the Executive’s attorney and use the trade secret information in the court or arbitral proceeding if the Executive: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

3.3 Non-Solicitation of Employees. The Executive covenants and agrees that during the Term, and for the twelve (12) month period following the last day of the Term, regardless of the reason for Executive’s termination of employment, the Executive shall not directly or indirectly solicit or influence any other employee of the Corporation, or any of its subsidiaries, affiliates or licensees, to terminate such employee’s employment with the Corporation, or any of its subsidiaries, affiliates or licensees, as the case may be, or to become employed by a Competing Business. As used herein, “solicit” shall include, without limitation, requesting, encouraging, enticing, assisting, or causing, directly or indirectly.
3.4 Nondisparagement. The Executive agrees that during the Term and thereafter whether or not she is receiving any amounts pursuant to Sections 2.3 and 4.1, the Executive shall not make any statements or comments that reasonably could be considered to shed an adverse light on the business or reputation of the Corporation or any of its subsidiaries, affiliates or licensees, the Board or any officer of the Corporation or any of its subsidiaries, affiliates or licensees; provided, however, the foregoing limitation shall not apply to (i) compliance with legal process or subpoena, or (ii) statements in response to an inquiry from a court or regulatory body.
3.5 Remedies.
(a)The Executive acknowledges and agrees that in the event the Executive has breached any provision of this Article III, that such conduct will constitute a failure of the consideration for which stock awards had been previously granted to the Executive or could be awarded in the future to Executive, and notwithstanding the terms of any stock award agreement, plan document, or other provision of this Agreement to the contrary, the Corporation may in its sole discretion notify the Executive that all unexercised stock options, restricted stock units, and other equity awards that Executive has are forfeited. Further, the Executive shall immediately forfeit the right to receive any further grants of or vest any further in any unvested stock options, unvested restricted stock units or other unvested equity awards of the Corporation at the time of such notice, and Executive waives any right to assert that any such conduct by the Corporation violates any federal or state statute, case law or policy.
(b)If the Executive has breached any provision contained in this Article III, the Corporation shall have no further obligation to make any payment or provide any benefit whatsoever to the Executive pursuant to this Agreement, and may also recover from the Executive all such damages as it may be entitled to at law or in equity. In addition, the Executive acknowledges that any such breach is likely to result in immediate and irreparable harm to the Corporation for which money damages are likely to be inadequate. Accordingly, the Executive consents to injunctive and other appropriate equitable relief upon the institution of proceedings therefor by the Corporation in order to protect the Corporation’s rights hereunder. Such relief may include, without limitation, an injunction to prevent: (i) the breach or continuation of Executive’s breach; (ii) the Executive from disclosing any trade secrets or Confidential Information (as defined in Section 3.2); (iii) any Competing Business from receiving from the Executive or using any such trade secrets or Confidential Information; and/or (iv) any such Competing Business from retaining or seeking to retain any employees of the Corporation.

3.6 The provisions of this Article III shall survive the termination of this Agreement and Executive’s Term of employment.
ARTICLE IV
CHANGE IN CONTROL
4.1 Change in Control.
(a)Effect of a Change in Control. Notwithstanding anything contained herein to the contrary, if the Executive’s employment is terminated within twelve (12) months following a Change in Control (as defined in Section 4.1(b) hereof) during the Term by the Corporation for any reason other than Cause, or by the Executive for Good Reason, then:
(i)Severance. The Corporation shall pay to the Executive, in lieu of any amounts otherwise due to her under Section 2.3(a) hereof, within fifteen (15) days of the Executive’s termination of employment, or within the timeframe required by Section 2.3(a)(v) hereof if applicable, a lump sum amount equal to two (2) times the sum of: (A) the Executive’s Base Compensation, as in effect immediately prior to such termination of employment; and (B) the bonus paid to the Executive for the most recently completed fiscal year prior to the fiscal year in which her employment is terminated. Notwithstanding the foregoing, solely to the extent necessary to comply with Section 409A of the Code, a portion of such lump sum payment will not be payable at such time if the duration of the Severance Period that would have otherwise applied under Section 2.3(a)(i) (had a Change in Control not occurred during the twelve-month period prior to such termination of employment) would have extended beyond the end of the second calendar year following the calendar year in which such termination of employment occurs (any such period beyond the end of such second calendar year is the “Extended Severance Payment Period”). In addition, such other amounts that otherwise would have been payable to the Executive under Section 2.3(a)(i) had a Change in Control not occurred during the twelve (12) month period prior to such termination of employment, and that would have constituted nonqualified deferred compensation subject to Section 409A of the Code, will also not be included as part of such lump sum payment. In such event, an amount equal to the aggregate installment payments that would have been payable during the Extended Severance Payment Period, and the amounts described in the preceding sentence, shall be deducted from the amount otherwise payable in a lump sum in accordance with the first sentence hereof. Such deducted amount shall, instead, be payable at the same time that, and in the same manner as, such payments would have been paid if the Executive’s employment had been terminated pursuant to Section 2.3(a) hereof rather than within a twelve-month period following a Change in Control.
(ii)Stock Awards. Subject to Section 2.3(a)(v), the Executive shall immediately become vested in any unvested stock options granted to the Executive by the Corporation prior to the Change in Control and Executive will have six (6) months from the date of termination under this circumstance to exercise all vested options (but in no event later than the expiration date of such options). In addition, subject to Section 2.3(a)(v), any awards of PSUs and restricted shares which are unvested shall be deemed vested immediately prior to such Change in Control.

(b)Definition. For purposes hereof, a “Change in Control” shall mean the occurrence of any of the following:
(i)the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Corporation to any “person” or “group” (as such terms are used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934 (“Act”)) other than Permitted Holders;
(ii)any person or group is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Act, except that a person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50 percent of the total voting power of the voting stock of the Corporation, including by way of merger, consolidation or otherwise; provided, however, that for purposes of this Agreement, the following acquisitions shall not constitute a Change in Control: (I) any acquisition by the Corporation or any affiliate, (II) any acquisition by any employee benefit plan sponsored or maintained by the Corporation or any affiliate, (III) any acquisition by one or more of the Permitted Holders, or (IV) any acquisition which complies with clauses (A), (B) and (C) of subsection (v) below;
(iii) during any period of twelve (12) consecutive months, Present and/or New Directors cease for any reason to constitute a majority of the Board;
(iv) the Permitted Holders’ beneficial ownership of the total voting power of the voting stock of the Corporation falls below 30 percent and either Ralph Lauren is not nominated for a position on the Board of Directors, or she stands for election to the Board of Directors and is not elected;
(v)the consummation of a reorganization, recapitalization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Corporation that requires the approval of the Corporation’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (x) the entity resulting from such Business Combination (the “Surviving Company”), or (y) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of sufficient voting securities eligible to elect a majority of the members of the board of directors (or the analogous governing body) of the Surviving Company (the “Parent Company”), is represented by the shares of voting stock of the Corporation that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which the shares of voting stock of the Corporation were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power was among the holders of the shares of voting stock of the Corporation that were outstanding immediately prior to the Business Combination, (B) no person (other than any employee benefit plan sponsored or maintained by the Surviving Company or the Parent Company, or one or more Permitted Holders), is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect members of the board of directors of the Parent Company (or the analogous governing body) (or, if there is no Parent Company, the Surviving Company) and (C) at least a majority of the members of the board of directors (or the analogous governing body) of the Parent Company (or, if there is no Parent Company, the Surviving Company) following the consummation of the Business Combination were Board members at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination; or
(vi) the stockholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation.
For purposes of this Section 4.1(b), the following terms have the meanings indicated: “Permitted Holders” shall mean, as of the date of determination: (A) any and all of Ralph Lauren, his spouse, his siblings and their spouses, and descendants of them (whether natural or adopted) (collectively, the “Lauren Group”); and (B) any trust established and maintained primarily for the benefit of any member of the Lauren Group and any entity controlled by any member of the Lauren Group. “Present Directors” shall mean individuals who at the beginning of any one year period were members of the Board. “New Directors” shall mean any directors whose election by the Board or whose nomination for election by the shareholders of the Corporation was approved by a vote of a majority of the directors of the Corporation who, at the time of such vote, were either Present Directors or New Directors but excluding any such individual whose initial assumption of office occurs solely as a result of an actual or threatened proxy contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board.
ARTICLE V
MISCELLANEOUS

5.1 Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive: Halide Alagoz
At the most recent home address maintained by the Corporation in its personnel records

If to the Corporation: Ralph Lauren Corporation
Legal Department
100 Metro Boulevard, 6th Floor
Nutley, NJ 07110
Attn: General Counsel

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
5.2 Modification or Waiver; Entire Agreement. No provision of this Agreement may be modified or waived except in a document signed by the Executive and the Corporation. This Agreement, along with any documents incorporated herein by reference, including but not limited to the Term Sheet, constitutes the entire agreement between the parties regarding their employment relationship and supersedes all prior agreements, amendments, promises, covenants, representations or warranties, including but not limited to the 2018 Employment Agreement. To the extent that this Agreement is in any way inconsistent with any prior or contemporaneous stock award agreements between the parties, this Agreement shall control. No agreements or representations, oral or otherwise, with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement. Any amendments to this Agreement must be in writing and must be signed and agreed to by both the Corporation and the Executive. Executive agrees that if the Corporation informs her that an amendment to this Agreement is required in order for Executive and/or the Corporation to comply with a material change in law or governmental regulation, Executive will not unreasonably withhold her agreement to such an amendment.
5.3 Governing Law. The validity, interpretation, construction, performance, and enforcement of this Agreement shall be governed by the laws of the State of New York without reference to New York’s choice of law rules. Any controversy, claim or dispute arising out of or relating to this Agreement or Executive’s employment, whether contractual or non-contractual, including without limitation any federal or state statutory claim, common law or tort claim, or claim for attorneys fees, as well as any such controversy, claim or dispute between Executive and an officer, director or employee of the Corporation related to Executive’s employment or to this Agreement, shall be brought before a three-member arbitration panel and held in New York City in accordance with the rules of the American Arbitration Association (“AAA”) then in effect. The arbitrators shall issue a full written opinion setting forth the reasons for their decision. Such arbitration, all filings, evidence and testimony connected with the arbitration, and all relevant allegations and events leading up to the arbitration, shall be held in strict confidence, unless disclosure is required by law or SEC or other governmental reporting obligation. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Executive acknowledges that any arbitration brought under this Agreement must be on an individual basis, and Executive may not join or consolidate claims in arbitration by other employees, or litigate in court or arbitrate any claims as a representative or member of a class. Notwithstanding the foregoing, the Corporation may seek injunctive or other declaratory relief to enforce any provision of Article III of this Agreement in any court of competent jurisdiction.
5.4 No Mitigation or Offset. In the event the Executive’s employment with the Corporation terminates for any reason, the Executive shall not be obligated to seek other employment following such termination and there shall be no offset of the payments or benefits set forth herein.
5.5 Withholding. All payments required to be made by the Corporation hereunder to the Executive or the Executive’s estate or beneficiaries shall be subject to the withholding of such amounts as the Corporation may reasonably determine it should withhold pursuant to any applicable law.
5.6 Attorney’s Fees. Unless otherwise determined by a court of competent jurisdiction, each party shall bear its own attorney’s fees and costs incurred in any action or dispute arising out of this Agreement and/or the employment relationship.

5.7 No Conflict. Executive represents and warrants that she is not party to any agreement, contract, understanding, covenant, judgment or decree or under any obligation, contractual or otherwise, with any other party that in any way restricts or adversely affects her ability to act for the Corporation in all of the respects contemplated hereby, including but not limited to any obligations to comply with any non-compete or non-solicitation provisions. Executive represents and warrants that she has not disclosed, will not disclose, and has no intention of disclosing any trade secrets or any confidential and/or proprietary business information of any other company to the Corporation or to any individual employed by or associated with the Corporation, nor has she used or will she use any such information for the Corporation’s or her benefit.
5.8 Enforceability. Each of the covenants and agreements set forth in this Agreement are separate and independent covenants, each of which has been separately bargained for and the parties hereto intend that the provisions of each such covenant shall be enforced to the fullest extent permissible. Should the whole or any part or provision of any such separate covenant be held or declared invalid, such invalidity shall not in any way affect the validity of any other such covenant or of any part or provision of the same covenant not also held or declared invalid. If any covenant shall be found to be invalid but would be valid if some part thereof were deleted or the period or area of application reduced, then such covenant shall apply with such minimum modification as may be necessary to make it valid and effective. The failure of either party at any time to require performance by the other party of any provision hereunder will in no way affect the right of that party thereafter to enforce the same, nor will it affect any other party’s right to enforce the same, or to enforce any of the other provisions in this Agreement; nor will the waiver by either party of the breach of any provision hereof be taken or held to be a waiver of any prior or subsequent breach of such provision or as a waiver of the provision itself.
5.9 Miscellaneous. No right or interest to, or in, any payments shall be assignable by the Executive; provided, however, that this provision shall not preclude the Executive from designating in writing one or more beneficiaries to receive any amount that may be payable after the Executive’s death and shall not preclude the legal representative of the Executive’s estate from assigning any right hereunder to the person or persons entitled thereto. If the Executive should die while any amounts would still be payable to the Executive hereunder, all such amounts shall be paid in accordance with the terms of this Agreement to the Executive’s written designee or, if there be no such designee, to the Executive’s estate. This Agreement shall be binding upon and shall inure to the benefit of, and shall be enforceable by, the Executive, the Executive’s heirs and legal representatives and the Corporation and its successors. The section headings shall not be taken into account for purposes of the construction of any provision of this Agreement.
5.10 Meaning of Signing This Agreement. By signing this Agreement, Executive expressly acknowledges and agrees that (a) she has carefully read it and fully understands what it means; (b) she has been advised in writing to discuss this Agreement with an independent attorney of her own choosing before signing it and has had a reasonable opportunity to confer with her attorney and has discussed and reviewed this Agreement with her attorney prior to executing it and delivering it to the Corporation; (c) she has had answered to her satisfaction any questions she has with regard to the meaning and significance of any of the provisions of this Agreement; and (d) she has agreed to this Agreement knowingly and voluntarily of her own free will and was not subjected to any undue influence or duress, and assents to all the terms and conditions contained herein with the intent to be bound hereby.
5.11 Compliance with Section 409A. The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and the parties agree to use their best efforts to achieve timely compliance with, Section 409A of the Code and the Department of Treasury Regulations and other interpretive guidance issued thereunder (“Section 409A”), including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of this Agreement to the contrary, in the event that the Corporation determines that any compensation or benefits payable or provided hereunder may be subject to Section 409A, the Corporation reserves the right (without any obligation to do so or to indemnify the Executive for failure to do so) to adopt such limited amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Corporation reasonably determines are necessary or appropriate to (a) exempt the compensation and benefits payable under this Agreement from Section 409A and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (b) comply with the requirements of Section 409A.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date and year first above written.

RALPH LAUREN CORPORATION

/s/ Roseann Lynch	/s/ Halide Alagoz
By: Roseann Lynch	HALIDE ALAGOZ
Title: Chief People Officer and Head of the RL Foundation

SCHEDULE A

Abercrombie & Fitch Co.
Ann Taylor Stores Corp.
Belk, Inc.
Brooks Brothers Group, Inc.
Brunello Cucinelli S.p.A.
Burberry Limited
Campagnie Financiere Richemont SA
Chanel S.A.
Coach, Inc.
Dillard’s Inc.
Dolce & Gabbana srl
G-III Apparel Group, Ltd.
Gap Inc.
Giorgio Armani Corp.
Gilt Groupe Holdings Inc.
Hermes International SCA
Hudson’s Bay Company
Hugo Boss AG
J. Crew Group, Inc.
J.C. Penney Company, Inc.
Kate Spade & Company
Kering S.A.
Limited Brands, Inc.
LVMH Moet Hennessy – Louis Vuitton S.E.
Macy’s Inc.
Michael Kors, Inc.
Neiman Marcus Group, Inc.
Nike, Inc.
Nordstrom, Inc.
Prada (aka I Pellettieri d'Italia S.P.A.)
PVH Corp.
Restoration Hardware Holdings, Inc.
Salvatore Ferragamo Italia S.P.A.
TJX Companies, Inc.
Tory Burch LLC
Vineyard Vines LLC
YOOX Net-a-Porter Group
Under Armour, Inc.
Urban Outfitters, Inc.
VF Corporation
Williams-Sonoma, Inc.

Exhibit 1

Term Sheet
Halide Alagoz

Title: Chief Product Officer

Effective Date: February 14, 2021

Base Salary:    $850,000 annually (less all applicable local, state and federal taxes and other deductions)

Executive
Incentive Plan: You will continue to be eligible to participate in the Executive Incentive Plan (EIP).

•For fiscal 2021 your bonus target will remain 100% of your fiscal year 2021 salary
•Your bonus opportunity will be based on 100% total Company performance
•For fiscal 2021, your actual bonus will be prorated as of the Effective Date to reflect your new salary

(At all times your bonus opportunity will be governed by and subject to the terms and     conditions of the Company’s EIP as set forth in its annual EIP overviews or other similar documents, and nothing contained herein restricts the Company’s rights to alter, amend or terminate the EIP at any time.)

Long-Term
Incentive Plan: You will continue to be eligible to participate in the Ralph Lauren
Corporation 2019 Long-Term Stock Incentive Plan (“LTSIP”) or any successor plan. Stock awards are subject to ratification by the Compensation and Organizational Development Committee of the Board of Directors (“Compensation Committee”). In accordance with the terms of the LTSIP, you will be eligible to receive an annual stock award with a target grant value of $1,000,000 beginning with your fiscal 2022 grant.